Exhibit 99.1

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of November 16, 2017, by and among (i) Rubicon Technology, Inc., a Delaware corporation (the “Company”) and (ii) Bandera Partners LLC, a Delaware limited liability company (“Bandera Partners”), Bandera Master Fund L.P., a Cayman Islands exempted limited partnership (“Bandera Master”), Gregory Bylinsky (“Bylinsky”) and Jefferson Gramm (“Gramm” and together with Bandera Partners, Bandera Master and Bylinsky and their respective associates and affiliates, the “Bandera Group”). Bandera Partners, Bandera Master, Bylinsky, Gramm and the Company each may be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Bandera Master entered into a Stock Purchase Agreement, dated as of November 16, 2017 (the "Stock Purchase Agreement"), with Cross Atlantic Technology Fund II, L.P, a Delaware limited partnership, and The Co-Investment 2000 Fund, L.P., a Delaware limited partnership (collectively, “Sellers”), whereby on November 16, 2017, the Sellers sold to Bandera Master and Bandera Master purchased from the Sellers 221,784 shares of the Company's common stock, par value $.001 per share (the "Common Stock");

WHEREAS, Donald R. Caldwell (“Caldwell”) served on the Company’s Board of Directors (the “Board”) as a representative of the Sellers and, in connection with the closing of the transactions contemplated by the Stock Purchase Agreement (the “Transactions”), Caldwell resigned from the Board effective November 16, 2017;

WHEREAS, the Company has invited Gramm to join the Board as a representative of the Bandera Group and the Bandera Group has agreed to enter into this Agreement with the Company as a condition to such appointment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.       Appointment of Director. Each Party agrees that:

(a) Effective immediately following the execution of this Agreement, the Board will take all action necessary to appoint Gramm as a Class III director of the Company with a term expiring at the Company’s 2019 annual meeting of stockholders (the “2019 Annual Meeting”).   In the event that Gramm is unable to serve as a director, resigns as a director or is removed as a director without cause prior to the 2019 Annual Meeting, then the Bandera Group shall have the ability to recommend a substitute person for appointment or election to the Board; provided, that any substitute person recommended by the Bandera Group shall qualify as “independent” pursuant to The Nasdaq Stock Market LLC listing standards and have relevant financial and business experience to fill the resulting vacancy. In the event the Nominating and Governance Committee of the Board (the “Nominating Committee”) does not accept a substitute person recommended by the Bandera Group, the Bandera Group will have the right to recommend additional substitute persons for consideration by the Nominating Committee. Upon the acceptance of a replacement director nominee by the Nominating Committee, the Board will take such actions as necessary to appoint such replacement director to the Board no later than five (5) Business Days (as defined below) after the Nominating Committee’s recommendation of such replacement director.  Gramm and any such replacement director shall be subject to the Company’s policies applicable to directors of the Company.

(b)  If at any time prior to the date of the 2019 Annual Meeting the Bandera Group’s beneficial ownership of Common Stock does not equal at least 5.0% of Company’s then-outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), then (i) the Bandera Group shall promptly provide written notice thereof to the Board; and (ii) the Company may, in its sole discretion, determine to request in writing to the Bandera Group that Gramm or such other Bandera Group replacement director resign from the Board. Each of the Bandera Group and Gramm hereby agrees that Gramm or such other Bandera Group replacement director will promptly resign from the Board upon receiving the notice set forth in clause (ii).

(c) On or before the date hereof, Gramm has completed a directors and officers’ questionnaire in the form provided by the Company which is true, complete and correct in all material respects. For so long as he shall serve on the Board, Gramm shall meet the requirements applicable to independent directors and audit committee members of the Company, including without limitation, the independence rules set forth in the listing rules of The Nasdaq Stock Market LLC and SEC (as defined below) rules. Gramm shall promptly provide written notice to the Company upon any material change to the information set forth in such questionnaire.

2.       Voting.

(a)       Until the Termination Date (as defined below), each member of the Bandera Group shall, or shall cause each of its applicable Representatives (as defined below) to, appear in person or by proxy at each Stockholder Meeting (as defined below) and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at such Stockholder Meeting in accordance with each of the Board’s recommendations with respect to each proposal to be submitted to the stockholders of the Company, including, without limitation, each election of directors and each removal of directors; provided, however, that the members of the Bandera Group are expressly permitted to vote the shares of Common Stock beneficially owned by them in their sole discretion with respect to any proposal related to a tender offer, exchange offer, merger, consolidation, recapitalization, restructuring, liquidation, dissolution, business combination, disposition of all or substantially all of the assets of the Company or any other stockholder change-of-control transaction of the Company (each an “Extraordinary Transaction”).

(b)       No member of the Bandera Group shall execute any proxy card or voting instruction form in respect of any Stockholder Meeting other than the proxy card and related voting instruction form being solicited by or on behalf of the Board; provided, however, that such restriction shall not apply if a proposal relating to an Extraordinary Transaction is brought before the Stockholder Meeting. Each member of the Bandera Group agrees that it shall not, and that it shall not permit any of its respective Representatives to, directly or indirectly, take any action inconsistent with this Section 2.

3.       Standstill. Until the Termination Date, without the prior written consent of the Board, each member of the Bandera Group shall not, and shall cause its Affiliates and Associates (each as defined below) under its control not to, directly or indirectly:

(a)       (i) nominate or recommend for nomination a person for election at any Stockholder Meeting at which directors of the Board are to be elected (except as otherwise permitted by Section 1 of this Agreement); (ii) initiate, encourage or participate in any solicitation of proxies in respect of any election contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; or (v) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting or any solicitation of written consents of stockholders;

(b)       form, join or in any way participate in any group (other than a group solely consisting of the members of the Bandera Group and their respective Affiliates and Associates) with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors or any stockholder proposal or other business brought before any Stockholder Meeting;

(c)       deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(d)       seek, alone or in concert with others, to amend any provision of the Company’s certificate of incorporation or bylaws;

(e)       demand an inspection of the Company’s books and records (other than under Section 220(d) of the Delaware General Corporation Law solely in Gramm’s capacity as a director in a manner consistent with his fiduciary duties to the Company);

(f)       effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in any (i) material acquisition of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (c) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; provided, however, that the members of the Bandera Group and their Affiliates and Associates shall be permitted to (i) sell or tender their shares of Common Stock, and otherwise receive consideration, pursuant to any such transaction and (ii) vote on any such transaction in their sole discretion;

(g)       enter into any discussions, negotiations, agreements or understandings with any Third Party (as defined below) with respect to the foregoing, or encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action materially inconsistent with any of the foregoing; or

(h)       take any action challenging the validity or enforceability of this Section 3 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or Board amend, modify or waive any provision of this Agreement.

Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall be deemed to (i) limit the exercise in good faith by Gramm of his fiduciary duties solely in his capacity as a director of the Company or (ii) prohibit the members of the Bandera Group from communicating privately with the Company’s directors, officers and advisors so long as such private communications would not be reasonably determined to trigger public disclosure obligations for any Party.

4.       Public Statements. Until the Termination Date, neither the Company nor any member of the Bandera Group shall make any public announcement or statement (including, without limitation, in any filing required under the Exchange Act (as defined below)) concerning the subject matter of this Agreement that is inconsistent with or contrary to the terms of this Agreement, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Party (as defined below) and otherwise in accordance with this Agreement.

5.       Share Acquisitions. Until the first anniversary of the date of this Agreement, the Bandera Group shall not acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group (including any group of persons that would be treated as a single “person” under Section 13(d) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities of the Company that would cause the Bandera Group’s percentage ownership to rise above the percentage it owns as of the execution of this Agreement; provided, however, that any securities of the Company granted or awarded to Gramm in his capacity as a director of the Company shall not be subject to the restrictions in this Section 5.

6.       Compliance with Securities Laws. Each member of the Bandera Group acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7.       Affiliates and Associates. The members of the Bandera Group shall cause their Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate. A breach of this Agreement by an Affiliate or Associate of the Bandera Group, if such Affiliate or Associate is not a party to this Agreement, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party to the same extent as a Party to this Agreement.

8.       Representations and Warranties.

(a)       Each member of the Bandera Group represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such person or entity, constitutes a valid and binding obligation and agreement of such person or entity and is enforceable against such person or entity in accordance with its terms. The Bandera Group represents and warrants that, as of the date of this Agreement, the Bandera Group beneficially owns 258,256 shares of Common Stock and has voting authority over such shares, and no member of the Bandera Group owns any Synthetic Equity Interests or any Short Interests in the Company (each as defined below). The members of the Bandera Group represent and warrant that they have not formed, and are not members of, any group with any other person (other than the members of the group set forth in the Schedule 13D filed or to be filed by the Bandera Group with the SEC in connection with the Transaction, which members are parties to this Agreement) and do not act in concert with any other person with respect to the securities of the Company.

(b)       The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

9.       Termination.

(a)       Except as otherwise expressly set forth herein, this Agreement shall terminate on the earlier of (i) the third anniversary of the date hereof and (ii) five business days after Timothy Brog is no longer the Company’s Chief Executive Officer (the effective date of such termination, the “Termination Date”).

(b)       Except as otherwise provided herein, this Agreement shall terminate and shall become null and void on the Termination Date; provided, that (ii) Sections 10 and 11 shall survive and (ii) no termination shall relieve any Party from liability for any breach of this Agreement prior to such termination.

10.       Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, with written confirmation of receipt; upon sending if sent by email to the email addresses below, with electronic confirmation of sending; one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: Rubicon Technology, Inc. 900 East Green Street Bensenville, Illinois 60106 Attn: Chief Executive Officer Email: tbrog@rubicontechnology.com

If to any member of the Bandera Group:

Bandera Partners LLC

50 Broad Street, Suite 1820

New York, New York 10004

Attn: Jefferson Gramm

Email: jeff@banderapartners.com

With a copy, which will not constitute notice, to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Attn: Steve Wolosky

Email: swolosky@olshanlaw.com

11.       Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles. The Parties agree that exclusive jurisdiction and venue for any legal proceeding arising out of or related to this Agreement shall exclusively lie in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court. Each Party waives any objection it may now or hereafter have to the laying of venue of any such legal proceeding, and irrevocably submits to personal jurisdiction in any such court in any such legal proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such legal proceeding brought in any such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such legal proceeding by service of a copy thereof upon its registered agent in the State of Delaware, as applicable, or the Secretary of State of the State of Delaware, as applicable, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 10. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

12.       Specific Performance. Each member of the Bandera Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the Other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). It is accordingly agreed that the Bandera Group, on the one hand, and the Company, on the other hand (each, the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Party shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 12 shall not be the exclusive remedy for any violation of this Agreement.

13.       Legends. The 221,784 shares of Common Stock purchased pursuant to the Stock Purchase Agreement, all other shares of Common Stock and any other voting securities of the Company beneficially owned by any member of the Bandera Group (whether or not acquired in connection with the Transactions) and any shares referenced above which are transferred to a transferee who becomes bound by the terms of this Agreement, shall, in accordance with Delaware law, and in addition to any other necessary and required legend or legends, bear a legend stating that such shares are subject to the provisions of this Agreement.

14.       Certain Definitions and Interpretations. As used in this Agreement: (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “beneficial ownership,” “group,” “person,” “proxy,” “participant” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Delaware are authorized or obligated to be closed by applicable law; (e) the term “Representatives” means a person’s Affiliates and Associates under its control and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (f) the term “Other Party” means with respect to the Company, the Bandera Group, and with respect to the Bandera Group, the Company; (g) the term “SEC” means the U.S. Securities and Exchange Commission; (h) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (i) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (j) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (k) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party. In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (v) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

15.       Miscellaneous.

(a)       This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b)       This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)       This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party. Any purported assignment without such consent is void.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)       Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)       If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

(f)       Each member of the Bandera Group hereby appoints Bandera Partners as its representative for all matters related to this Agreement, including service of process, notices and amendments. Any action taken by Bandera Partners hereunder shall be binding on each member of the Bandera Group and the Company shall be entitled to rely on any instruction or action of Bandera Partners on behalf of the Bandera Group or any member thereof.

(g)       Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by the Company and Bandera Partners.

(h)       This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

RUBICON TECHNOLOGY, INC.

By:	/s/ Timothy E. Brog
Name: Timothy E. Brog
Title: President and Chief Executive Officer

Bandera Master Fund L.P.

By:	Bandera Partners LLC its Investment Manager

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Director

Bandera Partners LLC

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm
	Title:	Managing Director

/s/ Gregory Bylinsky
Gregory Bylinsky

/s/ Jefferson Gramm
Jefferson Gramm